UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2025
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
COMMON STOCK, $0.01 par value per share	HOG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations
On September 9, 2025 and September 10, 2025, respectively, Sara Levinson and N. Thomas Linebarger announced their retirement from the Board of Directors (the “Board”) of Harley-Davidson, Inc. (“the Company”), effective September 15, 2025. Neither Ms. Levinson’s decision nor Mr. Linebarger’s decision was the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.
Troy Alstead, Presiding Director, commended Mr. Linebarger and Ms. Levinson on their contributions to the Company stating: “We are deeply grateful to Tom and Sara for their years of dedicated service to Harley-Davidson and our shareholders. Throughout their tenure, they have guided the Company through significant challenges with steady leadership and unwavering commitment. We thank them sincerely for their contributions and wish them the very best in their future endeavors.”
Director Appointments
On September 12, 2025, the Board appointed Daniel J. Nova and Matthew J. Reintjes as new Directors, effective September 15, 2025. Messrs. Nova and Reintjes will serve as Directors with a term expiring at the Company’s 2026 Annual Meeting of Shareholders. The Board determined that each is independent according to the rules of the New York Stock Exchange. The Board also appointed Mr. Nova to the Board’s Human Resources Committee, Sustainability and Safety Committee, and Nominating and Corporate Governance Committee, and appointed Mr. Reintjes to the Board’s Audit and Finance Committee and Nominating and Corporate Governance Committee, effective September 15, 2025.
Daniel J. Nova
Since 1999, Mr. Nova has served as a General Partner of Highland Capital Partners, a venture capital firm, advising companies through periods of strategic growth and transition. From 2020 to 2022, Mr. Nova also served as the Chief Investment Officer of Highland Transcend Partners I Corp., a publicly traded special purpose acquisition company. Prior to joining Highland Capital, Mr. Nova was a Partner at CMGI @Ventures and Summit Partners. Mr. Nova has extensive board experience at public and private companies and currently serves as the Lead Independent Trustee of Eversource Energy.
Matthew J. Reintjes
Mr. Reintjes has served as President and CEO of YETI Holdings, Inc. since 2015, where he has overseen the company’s transformation into a leading global outdoor brand with a growing international customer base. Mr. Reintjes has been a member of YETI Holdings’ Board of Directors since 2016 and previously held executive roles at Vista Outdoor and Danaher Corporation, building a strong reputation in product innovation and operational excellence.
The Company’s Director Compensation Policy is applicable to Messrs. Nova and Reintjes as non-employee Directors. In connection with their election to the Board, Messrs. Nova and Reintjes each will receive a pro-rata portion of the current $110,000 annual retainer that the Company pays to non-employee Directors, as outlined in the Company’s Director Compensation Policy. Also, Mr. Reintjes will receive a pro-rata portion of the additional $5,000 retainer payable to members of the Audit and Finance Committee. At least 50% of the retainer will be paid in shares of the Company’s common stock and/or share units as required under the Company’s Director Compensation Policy.
In addition, Messrs. Nova and Reintjes each will also be awarded an annual grant of share units equal to $145,000 pursuant to the Company’s Director Stock Plan, which is the amount of share units last granted to each of the outside Directors under the plan, each share unit representing the value of one share of the Company’s common stock. Messrs. Nova and Reintjes will receive this compensation following their first Board meeting they attend as Directors.
A copy of the press release issued by the Company announcing the resignations of Ms. Levinson and Mr. Linebarger and the appointments of Messrs. Nova and Reintjes is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

99.1	Harley-Davidson, Inc. Press Release dated September 15, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: September 15, 2025	/s/ Paul J. Krause
Paul J. Krause
Secretary
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